UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A/A

(Amendment No. 6)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

R. R. DONNELLEY & SONS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	36-1004130
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 West Wacker Drive, Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

EXPLANATORY NOTE

This Amendment No. 6 on Form 8-A/A amends and supplements the registrant’s Registration Statement on Form 8-A (the “Original 8-A”) filed with the Securities and Exchange Commission (the “SEC”) on August 28, 2019, as amended by Amendment No. 1 to the Original 8-A (the “Initial 8-A Amendment”) filed with the SEC on August 29, 2019, Amendment No. 2 to the Original 8-A (the “Second 8-A Amendment”) filed with the SEC on August 18, 2020, Amendment No. 3 to the Original 8-A (the “Third 8-A Amendment”) filed with the SEC on May 18, 2021, Amendment No. 4 to the Original 8-A (the “Fourth 8-A Amendment”) filed with the SEC on August 27, 2021 and Amendment No. 5 to the Original 8-A (the “Fifth 8-A Amendment”) filed with the SEC on November 4, 2021, relating to the rights (the “Rights”) under the Rights Agreement, dated as of August 28, 2019, between the registrant and Computershare Trust Company, N.A.

Item 1. Description of Registrant’s Securities to be Registered.

In connection with the execution and delivery of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 14, 2021, by and among Chatham Delta Parent, Inc., a Delaware corporation, Chatham Delta Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), and R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”), on December 14, 2021, the Board of Directors of the Company approved, and the Company and Computershare Trust Company, N.A. (the “Rights Agent”) entered into, the Fifth Amendment to Rights Agreement, dated as of December 14, 2021 (the “Fifth Amendment”). The Fifth Amendment amended the Rights Agreement, dated as of August 28, 2019 (the “Initial Rights Agreement”), as amended by the First Amendment to Rights Agreement, dated as of August 17, 2020 (the “First Amendment”), the Second Amendment to Rights Agreement, dated as of May 17, 2021 (the “Second Amendment”), the Third Amendment to Rights Agreement, dated as of August 27, 2021 (the “Third Amendment”), and the Fourth Amendment to Rights Agreement, dated as of November 3, 2021 (the “Fourth Amendment”), between the Company and the Rights Agent (the Initial Rights Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, the “Rights Agreement,” and as further amended by the Fifth Amendment, the “Amended Rights Agreement”).

The Fifth Amendment modified the Rights Agreement to provide that (a) none of Parent or Acquisition Sub or any of their “Affiliates” (as defined in the Rights Agreement) or “Associates” (as defined in the Rights Agreement), either individually or together, shall be deemed to be or become an “Acquiring Person” (as defined in the Rights Agreement) by virtue of, or as a result of, (i) the approval, adoption, execution, delivery or amendment of the Merger Agreement, (ii) the public announcement or public disclosure of the Merger Agreement or any of the transactions contemplated thereby or (iii) the performance or consummation of any of the transactions contemplated by the Merger Agreement (any of the foregoing actions or events, a “Permitted Event”); (b) none of a “Stock Acquisition Date,” a “Distribution Date,” a “Section 11(a)(ii) Event,” a “Section 13 Event” or a “Triggering Event” (as such terms are defined in the Rights Agreement) will occur or be deemed to have occurred by virtue of, or as a result of, any Permitted Event; and (c) the “Expiration Date” (as defined in the Rights Agreement) shall occur no later than immediately prior to the Effective Time, as defined in the Merger Agreement (if the Effective Time shall occur). The Fifth Amendment also removed from the Rights Agreement provisions relating to the Company’s November 3, 2021 agreement and plan of merger with Atlas River Parent Inc. and Atlas River Acquisition Sub Inc., as amended on December 9, 2021, which was terminated on December 14, 2021.

Subject to the foregoing, Item  1 of the Initial 8-A Amendment, Item  1 of the Second 8-A Amendment, Item  1 of the Third 8-A Amendment, Item  1 of the Fourth 8-A Amendment and Item  1 of the Fifth 8-A Amendment are incorporated by reference herein.

Each of the Initial Rights Agreement, included as Exhibit 3 hereto, the First Amendment, included as Exhibit 4 hereto, the Second Amendment, included as Exhibit 5 hereto, the Third Amendment, included as Exhibit 6 hereto, the Fourth Amendment, included as Exhibit 7 hereto, and the Fifth Amendment, included as Exhibit 8 hereto, is incorporated by reference herein. The summary description in this Item 1 of the Rights and the Initial Rights Agreement as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits.

Exhibit No.	Description of Exhibit
1	Restatement of Certificate of Incorporation of R. R. Donnelley & Sons Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed October 30, 2019).

2	Amended and Restated By-Laws of R. R. Donnelley & Sons Company (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on 8-K filed October 3, 2016).
3	Rights Agreement, dated as of August 28, 2019, between R. R. Donnelley & Sons Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K/A filed August 29, 2019).

4	First Amendment to Rights Agreement, dated as of August 17, 2020, between R. R. Donnelley & Sons Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 18, 2020).

5	Second Amendment to Rights Agreement, dated as of May 17, 2021, between R. R. Donnelley & Sons Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 18, 2021).

6	Third Amendment to Rights Agreement, dated as of August 27, 2021, between R. R. Donnelley & Sons Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 27, 2021).

7	Fourth Amendment to Rights Agreement, dated as of November 3, 2021, between R. R. Donnelley & Sons Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed November 4, 2021).

8	Fifth Amendment to Rights Agreement, dated as of December 14, 2021, between R. R. Donnelley & Sons Company and Computershare Trust Company, N.A., as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

R. R. DONNELLEY & SONS COMPANY

Date: December 17, 2021	By:	/s/ Deborah L. Steiner
	Name:	Deborah L. Steiner
	Title:	Executive Vice President, General Counsel